# Delaware

The First State

*I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "RENOVARO BIOSCIENCES INC.", CHANGING ITS NAME FROM "RENOVARO BIOSCIENCES INC." TO "RENOVARO INC.", FILED IN THIS OFFICE ON THE THIRTEENTH DAY OF FEBRUARY, A.D. 2024, AT 11 O`CLOCK A.M.*

Jeffrey W. Bullock, Secretary of State

4928900 8100
SR# 20240475501

Authentication: 202797348
Date: 02-13-24

**CERTIFICATE OF AMENDMENT**
**OF CERTIFICATE OF INCORPORATION OF**
**RENOVARO BIOSCIENCES INC.,**
a Delaware corporation

Renovaro Biosciences Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), pursuant to provisions of the General Corporation Law of the State of Delaware (the "DGCL"), does hereby certify as follows:

1. This Certificate of Amendment to the Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation in accordance with Sections 242(b)(1) and 228 of the DGCL.

2. Pursuant to Section 242 of the DGCL, this Certificate of Amendment of the Certificate of Incorporation amends the provision of the Certificate of Incorporation of the Corporation as set forth herein.

3. Article FIRST of the Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

"The name of the Corporation is "Renovaro Inc."

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Certificate of Incorporation of the Corporation to be signed by Mark R. Dybul, MD a duly authorized officer of the Corporation, on February 13, 2024.

**RENOVARO BIOSCIENCES INC.**

By: */s/ Mark Dybul*
Name: Mark R. Dybul, MD
Title: Chief Executive Officer